Exhibit 10.2

EXECUTIVE EMPLOYEE AGREEMENT

This EXECUTIVE EMPLOYEE AGREEMENT (“Agreement”) is made and effective March 31, 2003, or the agreed-upon first day of employment (“Effective Date”), by and between Nuance Communications, Inc. a Delaware corporation, with its principal offices at 1005 Hamilton Court, Menlo Park, California (“Company”), and Charles W. Berger an individual (“Executive”).

NOW, THEREFORE, in consideration of the mutual covenants and conditions herein contained, the parties hereto agree as follows:

ARTICLE I. EMPLOYMENT

1.1 Employment. The Company hereby employs Executive as its President and Chief Executive Officer for a term of one year, said term to be extended for subsequent years upon the mutual agreement of both parties, and Executive hereby accepts such employment with the Company, in accordance with and subject to all of the terms, conditions and covenants set forth in this Agreement. Renewal of employment term will be automatic unless one party provides the other with 90 days prior written notice of their intent not to renew.

1.2 Election to Board. Executive will be elected to the Board of Directors on the Effective Date.

ARTICLE II. DUTIES OF EXECUTIVE

2.1 Scope of Duties. Executive shall be the President and Chief Executive Officer of the Company reporting to the Board of Directors of the Company (the “Board”), and shall have such other or additional offices or positions with the Company as the Board shall determine from time to time. Executive shall have responsibility for all departments of the Company, operating within such established guidelines, plans or policies as may be established or approved by the Board from time to time.

2.2 Other Business Affiliations. Subject to the provisions of Article 5.1 herein, Executive agrees that, without the approval of the Board, Executive shall not devote any time to any business affiliation which would interfere with or derogate from Executive’s obligations under this Agreement other than that with the Company, its parents, subsidiaries or affiliates.

ARTICLE III. COMPENSATION AND BENEFITS

3.1 Salary. Executive shall be paid a base annual salary of $275,000, less deductions required by law, or reflecting usual benefits deductions, which shall be paid in accordance with the Company’s normal and customary payroll practices, but in no event less frequently than monthly. Such salary shall be reviewed annually.

3.2 Equity Compensation. Pursuant to the Company’s 2000 Stock Plan and/or the Company’s 2001 NonQualified Stock Plan, the Company will grant to Executive options to purchase 900,000 shares of the Company’s Common Stock. Such option shall be granted on the Effective Date of this Agreement. The exercise price of each such option shall be equal to the closing of such stock on the day prior to the date of the grant. Such option will vest 25% twelve (12) months from the grant date and 18,750 shares per full month thereafter.

In addition to the equity compensation set forth above, Executive will be granted a performance stock option to purchase 300,000 shares of the Company’s Common Stock (“Service Option”). The exercise price of each such option shall be equal to the closing price of the common stock on the day of the grant as determined by the closing price of the common stock the day preceding the grant. This option will vest in the amount of 112,500

Certain	information in this Exhibit has been omitted and filed separately with the Commission. As used herein (*) indicates that confidential treatment has been requested with respect to the omitted portions.

options after eighteen months of employment and thereafter at the rate of 6,250 shares per month subject to earlier vesting upon achievement of the following currently estimated targets, which will be re-confirmed at the next Board meeting or Compensation Committee meeting (scheduled for May 2003): (a) options to purchase 75,000 shares shall vest if the Company achieves a break-even quarter (as measured by GAAP Operating Income) by [*]; (b) options to purchase 75,000 shares shall vest if the Company achieves [*]% revenue growth for Fiscal ‘03 over Fiscal ‘02 (as measured by GAAP Revenue); (c) options to purchase 75,000 shares shall vest if the Company achieves [*]% revenue growth for Fiscal ‘04 over Fiscal ‘03 (as measured by GAAP Revenue); and (d) options to purchase 75,000 shares shall vest if the Company achieves its Operating Income target for Fiscal ‘04 as approved by the Board of Directors.

The grant of each such option under Paragraph 3.2 shall be subject to the other terms and conditions set forth in the 2000 Stock Plan and the 2001 NonQualified Stock Plan and in the Company’s standard form of stock option agreement.

3.3 Variable Compensation/ Incentive Cash Bonus. During the term of this Agreement, in addition to the compensation described in Section 3.1 above, and not to be limited by any other provision for compensation or benefits described herein, the Executive shall be eligible for an annual target cash bonus of $137,500 to be paid on an annual basis no sooner than the pay period after the first Audit Committee Meeting of the new fiscal year and pro-rated based on actual date of employment for the year 2003. Executive’s bonus shall be awarded based on reasonable results criteria established in advance by agreement between the Board and Executive and provided to Executive in writing prior to the commencement of the annual and/or quarterly bonus period. Payouts may range from 0% to 150% based on results versus target. Executive will be entitled to receive a guaranteed bonus of no less than $101,336 from fiscal 2003, such guarantee does not preclude earning a greater amount of up to 150% of the target bonus, based on achievement of results. All cash bonus payments shall be less all applicable federal withholding taxes, social security taxes and other deductions required by law or reflecting usual benefits deductions.

3.4 Reimbursable Expenses. Upon submission of expense reports to the extent necessary to substantiate the Company’s federal income tax deductions for such expenses under the Internal Revenue Code of 1986 (as amended) and the Regulations thereunder and according to such expense report procedures as may be established by the Board, the Company shall reimburse Executive for all reasonable business expenses incurred in the performance of his duties hereunder on behalf of the Company.

3.5 Fringe Benefits. Executive and Executive’s eligible dependents shall be permitted to participate in all individual or family group benefits (health, medical, hospital, dental, prescription, vision.) The Executive shall also be eligible to participate in AD & D, disability and other insurance plans which the Company may establish for its executive employees and such other employee benefits or plans as the Company may establish for its employees in the future and which may be modified from time to time.

3.6 Vacations. Executive shall earn annual vacations in accordance with the Company’s standard policy for similarly situated employees, which is currently three (3) weeks accrued vacation for new employees based in the United States.

3.7 Holidays. Executive shall be entitled to all paid holidays given to the Company’s US employees.

3.8 Stock Options. In addition to the compensation and bonus described above, and not to be limited by any other provision for compensation or benefits described herein, beginning in 2005, Executive shall be eligible to participate in the Company’s existing annual executive employee stock option programs or plans as the Company may establish for its employees in the future and which may be modified from time to time.

3.9 Change of Control.

(a) For purposes of this Section 3.9, the following definitions shall apply:

(i) a “Change in Control” means the happening of any of the following events:

(A) Any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) becomes the “beneficial owner” (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the total voting power represented by the Company’s then outstanding voting securities; or

(B) A change in the composition of the Board occurring within a one-year period, as a result of which fewer than a majority of the directors are Incumbent Directors. “Incumbent Directors” shall mean directors who either (i) are directors of the Company as of the date hereof, or (ii) are elected, or nominated for election, to the Board with the affirmative votes of at least a majority of the Incumbent Directors at the time of such election or nomination (but shall not include an individual whose election or nomination is in connection with an actual or threatened proxy contest relating to the election of directors to the Company); or

(C) The consummation of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation; or

(D) Institution of bankruptcy proceedings or the Assignment for the Benefit of Creditors of all or substantially all of the assets of the Company; or

(E) The consummation of the sale or disposition by the Company of all or substantially all of the Company’s assets.

(b) In the event of a Change of Control, if the Executive’s status with the successor corporation is terminated by the successor corporation Without Good Cause or if the Executive resigns for Good Reason pursuant to Section 4.2 (b), in either case, within twelve (12) months following such Change of Control, the Executive shall vest in and have the right to exercise any outstanding Option or Stock Purchase Right to the extent that the Option or Stock Purchase Right is vested on the date of termination and as to an additional fifty percent (50%) of those Shares as to which the Option or Stock Purchase Right would not otherwise be vested or exercisable on the date of termination. If termination occurs after 36 months of employment, Executive shall vest in one hundred percent (100%) of any unvested options or stock purchase rights granted in 2003. Thereafter, the Option or Stock Purchase Right shall remain exercisable in accordance with Section 10 of the Stock Option Agreement for three months following the optionee’s termination.

3.10 Limitation on Payments. To the extent that any of the Change of Control payments and benefits provided for in this Agreement or otherwise payable to the Executive constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code of 1986 as amended (“Code”), and but for this Section would be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), Executive shall either:

(i) pay the Excise Tax, or

(ii) have the benefits reduced to such lesser extent as would result in no portion of such benefits being subject to the Excise Tax,

whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the Excise Tax, results in the receipt by Executive on an after-tax basis, of the greatest amount of benefits, notwithstanding that all or some portion of such benefits may be taxable under Section 4999 of the Code. Unless the Company and the Executive otherwise agree in writing, any determination required under this Section shall be made at Company expense in writing by an independent public accountant (“Accountants”), whose determination shall be conclusive and binding upon the Executive and the Company for all purposes. For purposes of making the calculations required by this Section, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Section 280G and 4999 of the Code. The Company and the Executive shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section. The Company shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section.

ARTICLE IV. TERMINATION AND COMPENSATION UPON TERMINATION

4.1 General Release. Any other provision of this Agreement notwithstanding, Article 4.3 shall not apply unless Executive has executed a mutually agreeable general release in the form hereto as Exhibit A of all known and unknown claims that Executive may then have against the Company, or persons affiliated with the Company, and has expressly agreed in writing not to prosecute any legal action or other proceeding based on any of such claims.

4.2 Termination. Termination will be deemed to occur as follows:

(a) Termination for Good Cause by the Company. The Company may terminate this Agreement immediately for “Good Cause” upon written notice to Executive. The effective date of termination shall be the date specified in the notice. The Company may provide pay in lieu thereof. For purposes of this Agreement, “Good Cause” shall mean:

(i) Executive’s performance of any act for which, if Executive were prosecuted, would constitute a felony or misdemeanor involving moral turpitude;

(ii) Executive’s failure to satisfactorily carry out in good faith the Executive’s material duties after notice by the Company and, if applicable, the provision of an opportunity to cure;

(iii) Executive’s willful dishonesty towards or fraud upon the Company which is materially injurious to the Company;

(iv) Executive’s willful violation of confidentiality obligations to the Company or willful and non-trivial misappropriation of Company assets; or

(v) Executive’s death or inability to carry out Executive’s essential duties with reasonable accommodation, if any, unless prohibited by law.

(b) Termination by Executive for Good Reason. Executive may terminate this Agreement for “Good Reason” by providing the Company with written notice of termination of this Agreement. The effective date of the termination shall be the date specified in the notice. The Company may provide pay in lieu of such notice, in which event, the effective date of termination will be the date of payment. For purposes of this Agreement, “Good Reason” shall mean any of the following, without Executive’s consent:

(i) a material reduction by the Company in Executive’s annual base salary or target incentive bonus, material being measured by an amount greater than ten percent;

(ii) the failure of the Company to obtain an agreement from any successor to the Company, or purchaser of all or substantially all of the Company’s assets, to assume and agree to perform this Agreement;

(iii) the assignment by the Company or any successor of Executive to duties inconsistent with his position as President and Chief Executive Officer or which reflect an adverse change in authority, responsibility or status with the Company or any successor;

(iv) requiring Executive to relocate to offices sixty (60) or more miles from Los Gatos, California;

(v) any material adverse change in any substantial benefit provided to Executive;

(vi) A change in Executive’s title;

(vii) any act, set of facts or omissions that would, under applicable law, constitute a constructive termination of Executive.

(c) Voluntary Termination by Executive. Executive may terminate this Agreement at any time without Good Reason, as defined in Article 4.2(b) above, by providing the Company with ninety (90) days written notice. The effective date of the termination shall be the date specified in the notice. The Company may provide pay in lieu of such notice in which event the termination will be effective on the date of payment.

4.3 Compensation Upon Termination. Upon termination of this Agreement by either party Executive shall be entitled to receive payments as follows:

(a) Nonrenewal by the Company, Termination By the Company Without Good Cause, or Termination by Executive for Good Reason. Upon nonrenewal of this Agreement by the Company, termination of this Agreement by the Company without Good Cause, as defined in Article 4.2(a) above, or termination by Executive for Good Reason, as defined in Article 4.2(b) above, Executive shall be entitled to the following severance benefits:

(i) payment, in a lump sum, of any and all base salary due and owing to Executive through the date of termination, plus an amount equal to his earned but unpaid and guaranteed bonus for 2003 and any earned and unused vacation through the date of termination, and reimbursement for all reasonable expenses;

(ii) if it occurs during 2003, payment, in a lump sum, of Executive’s current base salary for an amount equal to nine (9) months base salary; if it occurs after January 1, 2004, payment, in a lump sum, of Executive’s current base salary for an amount equal to twelve (12) months base salary; and

(iii) continuation of coverage under the group health, medical, dental, and other insurance plans maintained by the Company, to the extent such continuation thereunder is permitted under the terms of the insurance contracts governing such programs, for nine (9) months after the date of termination if it occurs in 2003, or twelve (12) months if termination occurs after January 1, 2004, or until Executive becomes eligible for group insurance benefits from another employer, whichever occurs first. Alternatively, the Company shall reimburse Executive for all premiums paid to maintain group coverage for Executive and his dependents under the continuation coverage provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) for twelve (12) months after the date of termination, or until Executive becomes eligible for group insurance benefits from another employer, whichever occurs first. Executive understands that Executive has an obligation to inform the Company if Executive receives group coverage from another employer and that Executive may not increase the number of designated dependants if any, during this period of Company-paid coverage unless Executive does so at Executive’s own expense. The period of such Company-paid COBRA coverage shall be considered part of Executive’s COBRA coverage entitlement period, and may, for tax purposes, be considered income to Executive; and

The payments provided for in paragraph 4.3(a)(i) shall be paid immediately upon Executive’s termination. Payment provided for in paragraph 4.3(a)(ii) shall be made to Executive and the accelerated vesting set forth in paragraph 4.3 (a) (iv) shall be effective within ten (10) business days after the date of termination, or ten (10) days after the Company’s Receipt of an un-revoked release, whichever is later. Payment provided for in paragraph 4.3(a)(iii) shall be made to Executive the first calendar month after termination, or after the Company’s Receipt of an un-revoked release, whichever is later. All such payments will be subject to applicable payroll or other taxes required to be withheld by the Company.

Payments to Executive hereunder shall be considered severance pay in consideration of past service and continued service after the date of this Agreement and Executive shall not be required to mitigate the amount of any payment provided for in this Section by seeking alternative employment or otherwise, and, with the exception of COBRA payments, the amount of any payment provided for in this Section shall not be reduced by any compensation earned by Executive as the result of employment by another employer after the date of termination, or otherwise.

(iv) the Executive shall vest in and have the right to exercise any outstanding Option or Stock Purchase Right to the extent that the Option or Stock Purchase Right is vested on the date of termination, in accordance with Section 10 of the Stock Option or Stock Purchase Agreement.

In addition:

(A)	In the event of a termination pursuant to this Section 4.3(a) during 2003, Executive shall receive vesting and options shall be exercisable as to 1/48th of the shares for each month of service during that employment and, in addition, Executive’s Options and Stock Purchase Rights will be accelerated by a period of 180 days, i.e. an amount of shares which would vest in the next 180 days and which would not otherwise be vested or exercisable on the date of termination.
(B)	In the event of a termination pursuant to this Section 4.3(a) after January 1, 2004, or nonrenewal of this Agreement by the Company, Executive shall receive vesting and options shall be exercisable as to 1/48th of the shares for each month of service during that employment and, in addition, Executive’s Options and Stock Purchase Rights will be accelerated by a period of 365 days, i.e. 365 days of those shares which would not otherwise be vested or exercisable on the date of termination.

In either case, (A) or (B), the vested Option or Stock Purchase Right shall remain exercisable in accordance with Section 10 of the Stock Option or Stock Purchase Agreement. In the event of termination in conjunction with Change of Control pursuant to Section 3.9, the Executive will receive the greater of the acceleration under Section 3.9(b) or an acceleration of vesting as described in this Section 4.3(a)(iv).

(b) Termination By the Company for Good Cause. Upon termination of this Agreement by the Company for Good Cause, as defined in Article 4.2(a) above, Executive shall be paid, in a lump sum, any and all base salary due and owing to him through the date of termination, plus an amount equal to his earned but unpaid guaranteed bonus for 2003 and any earned but unused vacation through the date of termination. Executive shall have the right to exercise any outstanding Option or Stock Purchase Right to the extent that the Option or Stock Purchase Right is vested on the date of termination. The vested Option or Stock Purchase Right shall remain exercisable in accordance with Section 10 of the Stock Option or Stock Purchase Agreement in the form attached as Exhibit B.

(c) Termination for Death or Longterm Disability. Upon termination of this Agreement due to Executive’s death or disability exceeding 180 days, Executive or Executive’s estate shall be paid, in a lump sum, any and all base salary due and owing to him through the date of termination, plus an amount equal to his earned but unpaid guaranteed bonus for 2003 and any earned but unused vacation through the date of termination. Executive or Executive’s estate shall have the right to exercise any outstanding Option or Stock Purchase Right to the extent that the Option or Stock Purchase Right is vested on the date of termination. If termination for death or longterm disability occurs before January 1, 2004, Executive’s options and stock purchase rights will be accelerated by 180 days. The vested Option or Stock Purchase Right shall remain exercisable in accordance with Section 10 of the Stock Option or Stock Purchase Agreement.

(d) Voluntary Termination by Executive. If Executive gives notice of nonrenewal of this Agreement, voluntarily resigns, or terminates this Agreement other than for Good Reason, as defined in Article 4.2(b) above, under the provisions of Article 4.2(c) above, Executive shall be paid, in a lump sum, any and all base salary due and owing to him through the date of termination and an amount equal to his earned but unpaid guaranteed bonus for 2003 and any earned but unused vacation through the date of termination. Executive shall have the right to exercise any outstanding Option or Stock Purchase Right to the extent that the Option or Stock Purchase Right is vested on the date of termination. The vested Option or Stock Purchase Right shall remain exercisable in accordance with Section 10 of the Stock Option or Stock Purchase Agreement.

(e) Limitation on Payments. If the severance payments provided for under this Agreement, and in circumstances other than a Change of Control, either alone or together with other payments which Executive would have the right to receive from the Company, would constitute a “parachute payment,” as defined in Section 280G of the Internal Revenue Code of 1986, as amended (the Code), Executive shall either:

(i) pay the Excise Tax, or

(ii) have the benefits reduced to such lesser extent as would result in no portion of such benefits being subject to the Excise Tax,

whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the Excise Tax, results in the receipt by Executive on an after-tax basis, of the greatest amount of benefits, notwithstanding that all or some portion of such benefits may be taxable under Section 4999 of the Code. Unless the Company and the Executive otherwise agree in writing, any determination required under this Section shall be made at Company expense in writing by an independent public accountant (“Accountants”), whose determination shall be conclusive and binding upon the Executive and the Company for all purposes. For purposes of making the calculations required by this Section, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Section 280G and 4999 of the Code. The Company and the Executive shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section. The Company shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section.

ARTICLE V. NONCOMPETITION AND NONSOLICITATION

5.1 Noncompetition During Employment. Executive shall devote full time to the business of the Company and while Executive is employed, he will not directly or indirectly, engage, individually or as an officer, director, employee, consultant, advisor, partner or co-venturer, or as a stockholder or other proprietor owning more than a five percent (5%) interest in any firm, corporation, partnership or other organization (in case of any such ownership or participation) in the business of manufacturing, selling or distributing products in competition with the products and/or services of the Company or its subsidiaries or affiliates. Executive shall furnish to the Board a detailed statement of any outside employment or consulting services in which Executive seeks to engage or invest, and, as from time to time requested by the Board, resubmit for approval a detailed statement thereof. In the event the Board determines in good faith that such violation or conflict exists, Executive shall refrain from such employment, consulting services or investment. It is intended and agreed that during the term of Executive’s employment, Executive will knowingly perform no act which may confer any competitive benefit or advantage upon any enterprise competing with Company, its subsidiaries, affiliates or any successor.

5.2 Non-solicitation.

(a) Executive agrees that during Executive’s employment and for a period of twelve (12) months after the termination of this Agreement for any reason, in any county in the United States in which the Company does business, Executive shall not, in competition with the Company or any subsidiary or affiliates:

(i) call upon or solicit any of the customers of the Company or any subsidiary that were or became customers during the term of Executive’s employment (as used herein “customer” shall mean any person or company as listed as such on the books of the Company or any affiliates) regarding products or services that are substantially similar to those offered by the Company; or

(ii) induce or attempt to induce any employee, agent or consultant of the Company or any subsidiary or affiliates to terminate his or her association with the Company or any subsidiary or affiliates.

(b) The Company and Executive agree that the provisions of this Article 5.2 contain restrictions that are not greater than necessary to protect the interests of the Company. In the event of the breach or threatened breach by Executive of this Article 5.2, the Company, in addition to all other remedies available to it at law or in equity, will be entitled to seek injunctive relief and/or specific performance to enforce this Article 5.2.

ARTICLE VI. MISCELLANEOUS PROVISIONS

6.1 Proprietary Information and Inventions Agreement. Concurrent with execution of this Agreement, Executive will enter into the Company’s standard Proprietary Information and Inventions Agreement in the form attached hereto as Exhibit C.

6.2 Other Agreements. In addition, in accepting employment with Nuance, Executive agrees to abide by Nuance’s then-current Code of Business Conduct and Ethics and Nuance’s Insider Trading Compliance Policy and any updates to those policies or similar policies that Nuance may adopt in the future.

6.3 No Breach of Duty. Executive represents that Executive’s performance of this Agreement and as an employee of the Company does not and will not breach any agreement or duty to keep in confidence proprietary information acquired by Executive in confidence or in trust prior to employment with the Company. Executive has not and will not enter into any agreement either written or oral in conflict with this Agreement. Executive is not presently restricted from being employed by the Company or entering into this Agreement.

6.4 Arbitration. Executive and the Company agree that any dispute or claim, including all contract, tort, discrimination and other statutory claims, arising under or relating to Executive’s employment or termination of employment with the Company, but excepting claims under applicable workers’ compensation law and unemployment insurance claims (“arbitrable claims”) alleged against the Company and/or its agents shall be resolved by arbitration. HOWEVER, Executive and the Company agree that this arbitration provision shall not apply to any disputes or claims relating to or arising out of the misuse or misappropriation of the Company’s trade secrets or proprietary information, or claims under the non-solicitation provisions of Article 5.2. Arbitration shall be final and binding on the parties and shall be the exclusive remedy for arbitrable claims. Executive and the Company hereby waive any rights each may have to a jury trial in regard to the arbitrable claims. Executive and the Company further agree that the arbitrator shall have the sole authority to determine arbitrability of any such arbitrable claims. Arbitration shall be conducted by the American Arbitration Association in San Mateo County, California (or other mutually agreed upon city) under the National Rules for the Resolution of Employment Disputes. As, in any arbitration, the burden of proof shall be allocated as provided by applicable law. The Company agrees to pay the fees and costs of the arbitrator. However, the arbitrator shall have the same authority as a court to award equitable relief, damages, costs, and fees (excluding the costs and fees for the arbitrator) as provided by law for the particular claims asserted. This arbitration clause shall be governed by and construed in all respects under the terms of the Federal Arbitration Act.

6.5 Notices. Any notice or other communication given hereunder or in connection herewith shall be sufficiently given if in writing and (a) sent by certified mail or overnight courier, postage or delivery costs prepaid and return receipt requested, (b) sent by facsimile transmission, or (c) delivered personally, to the parties hereto at the following addresses or to such addresses as the parties may from time to time provide in accordance herewith:

If to the Company:	Nuance Communications, Inc
1005 Hamilton Court
Menlo Park, California
94025
Attention: Donna Allen Taylor, VP, Chief People Officer

If to Executive:	Charles W. Berger
[*]

Such notice shall be deemed given on the date on which personally served or, if by mail, on the fifth (5th) day after being posted or on the date of actual receipt, whichever is earlier, or if by facsimile transaction with confirmation of receipt, one (1) business day after sent or the time of actual receipt, whichever is earlier.

6.6 Successors. Any successor to the Company (whether direct or indirect and whether by purchase, merger or consolidation) shall assume the obligations under this Agreement and agree expressly to perform the obligations under this Agreement in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession. The terms of this Agreement and all rights of Executive hereunder shall inure to the benefit of, and be enforceable by Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

6.7 Entire Agreement; Employment Amendments; Waiver. This Agreement, together with the exhibits, is the entire agreement between the parties hereto concerning the subject matter hereof and supersedes and replaces all prior or contemporaneous agreements or understandings between the parties. This Agreement may not be amended or modified in any manner, except by an instrument in writing signed by each of the parties hereto. Failure of either party to enforce any of the provisions of this Agreement or any rights with respect thereto or failure to exercise any election provided for herein shall in no way be considered to be a waiver of such provisions, rights or elections or in any way affect the validity of this Agreement. The failure of either party to exercise any of said provisions, rights or elections shall not preclude or prejudice such party from later enforcing or exercising the same or other provisions, rights or elections which it may have under this Agreement.

6.8 Severability. If any term, provision, covenant or condition of this Agreement is held by a court of competent jurisdiction to be invalid, void, or unenforceable, the remainder of the provisions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated thereby. Upon any determination that any such term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to affect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the greatest extent possible.

6.9 Executive’s Legal Expenses. Company will reimburse Executive for his reasonable legal expenses incurred in negotiating this agreement, such reimbursement not to exceed $3,000.00. Executive will provide evidence of such expenses and Company will make payment within thirty (30) days of receipt of same.

6.10 Survival. Articles 5.2, 6.1 and 6.4 shall survive the termination of this Agreement.

6.11 Governing Law. This Agreement shall be governed by and construed in all respects in accordance with the laws of the State of California. With the exception of “arbitrable claims” as defined in Section 6.4, the federal courts and/or state courts of the State of California, County of San Mateo shall have exclusive jurisdiction to adjudicate any dispute arising out of this Agreement and/or employment relationship or termination thereof and Employee consents to such jurisdiction and venue.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

“Executive”	“Company” NUANCE COMMUNICATIONS, INC

By:
Charles W. Berger	Ronald A. Croen President, Chief Executive Officer and Chairman of the Board

EXHIBIT A

EXHIBIT B

EXHIBIT C